Exhibit 14

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Statements and Experts", and to the use of our reports dated July 7, 2003 with respect to Dreyfus Premier California Tax Exempt Bond Fund, Inc. (formerly, Dreyfus California Tax Exempt Bond Fund, Inc.) and October 31, 2003 with respect to General California Municipal Bond Fund, Inc., which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus California Tax Exempt Bond Fund, Inc.

ERNST & YOUNG LLP

New York, New York
May 19, 2004